EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Robert M. Garst, Chief Executive Officer
717-957-2196

RIVERVIEW FINANCIAL CORPORATION ANNOUNCES

RECORD EARNINGS FOR THE 2011 YEAR END

HALIFAX, PA, February 9, 2012 — Riverview Financial Corporation (OTCQB: RIVE) reported net income of $1,561,000 for the twelve months ended December 31, 2011, an increase of $274,000 or 21.3%, as compared with net income of $1,287,000 for the twelve months ended December 31, 2010.  Basic earnings per share was $0.90 per share and diluted earnings per share was $0.89 per share for the year ended December 31, 2011 in comparison with basic and diluted earnings per share of $0.74 per share for the year ended December 31, 2010.  The annualized return on average assets for the 2011 year end was 0.56% as compared with 0.49% for the 2010 year end.  The annualized return on average equity was 6.02% for the year ended December 31, 2011 as compared with 5.01% for the year ended December 31, 2010.  Riverview’s book value per share increased to $15.33 at December 31, 2011, an increase of 7.4% from $14.28 at December 31, 2010.

Commenting on the Company’s financial performance, Robert M. Garst, Chief Executive Officer, stated, “We are very pleased to report record earnings for 2011.  Our year-end financial results are not only characterized by strong core earnings, but confirm the success of our ongoing efforts to manage our balance sheet by generating growth through a sustained momentum of deposit gathering and asset deployment opportunities, safeguard our asset quality and fortify our capital position.  We have the liquidity to lend to well-qualified individuals and businesses, while we remain committed to our conservative underwriting standards that have served us well.  Also we are well capitalized, as defined by our regulators, and we are confident that our capital position not only supports our ability to continue to grow but to enhance shareholder value.”

Riverview Financial Corporation, with consolidated assets of $287.5 million, is the bank holding company for its wholly owned subsidiary, Riverview Bank, which serves the communities of Perry, Dauphin, Cumberland and Schuylkill counties through three full service branches of Marysville Bank, four full service branch facilities and one drive-up office of Halifax Bank, and two newly opened branches located at 57 S. Sillyman Road in Cressona, Pennsylvania and 121 Progress Avenue, Pottsville, Pennsylvania, both located in Schuylkill county.  Mr. Garst further stated, “We are excited about our expansion into the Schuylkill county market and are looking forward to the opening of our third branch in Orwigsburg, Pennsylvania, which is expected to open during the second quarter of this year.”

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.